Exhibit 4.19

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of February 19, 2013, among Paulin Industries Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), a subsidiary of The Hillman Group, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the other Guarantors and the Trustee have heretofore entered into an indenture, dated as of May 28, 2010, as amended and supplemented by the First Supplemental Indenture thereto dated as of December 29, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto dated as of April 1, 2011 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture thereto dated as of February 5, 2013 (the “Third Supplemental Indenture” and, as so amended and supplemented, the “Indenture”), providing for the issuance of 10.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Company has acquired all of the issued and outstanding stock of the Guaranteeing Subsidiary;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 4.17 of the Indenture, the Guaranteeing Subsidiary, as a new Domestic Subsidiary, is required to enter into this Fourth Supplemental Indenture as a Guarantor; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company, the Guaranteeing Subsidiary or the other Guarantors, as such, will have any liability for any obligations of the Company, the Guaranteeing Subsidiary or the other Guarantors under the Notes, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, this Fourth Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Company and the other Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

PAULIN INDUSTRIES INC.
HILLMAN GROUP GP1, LLC
HILLMAN GROUP GP2, LLC
THE HILLMAN GROUP, INC.
THE HILLMAN COMPANIES, INC. HILLMAN INVESTMENT COMPANY ALL POINTS INDUSTRIES, INC.
SUNSUB C INC.

By:	/s/ Anthony A. Vasconcellos
	Name:	Anthony A. Vasconcellos
	Title:	Chief Financial Officer and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

[Fourth Supplemental Indenture]